Exhibit 99.1

VirTra Appoints Alanna Boudreau as Chief Financial Officer

CHANDLER, Ariz. — December 1, 2022 — VirTra, Inc. (NASDAQ: VTSI) (“VirTra”), a global provider of judgmental use of force training simulators and firearms training simulators for the law enforcement and military markets, has appointed Alanna Boudreau as chief financial officer, effective December 1, 2022.

Boudreau brings over 20 years of experience in managerial, financial and operating functions, most recently serving as group controller for The 600 Group PLC (AIM: SIXH), a publicly listed U.K.-based global industrial laser company. At The 600 Group, she oversaw all accounting activities for a business with over $30 million of revenues that included two manufacturing plants and offices in Orlando, Florida and United Kingdom. Prior to The 600 Group, Boudreau was an Accounting Manager at AdventHealth, a leading U.S.-based nonprofit health care company, where she oversaw accounting functions for 12 locations. Boudreau graduated Summa Cum Laude from the New York Institute of Technology, receiving a Bachelor of Science in Business Administration. She received an MBA from the University of Phoenix.

“Alanna’s familiarity in public company reporting requirements, combined with her extensive management experience and complementary skillset, will allow her to immediately contribute to the Company in a meaningful way,” said John Givens, co-CEO of VirTra. “Additionally, she comes highly recommended from prior professional history within the management team, which coupled with her over two decades of experience give us confidence that VirTra will benefit greatly from her addition.”

Bourdeau commented: “I look forward to joining VirTra and hitting the ground running as CFO. This is an excellent opportunity to join a rapidly growing company that is making a meaningful difference in the efficacy of law enforcement and military training with world-class solutions. I am eager to work alongside the executive team in this role to continue the Company’s strong track record of financial performance.”

About VirTra

VirTra (NASDAQ: VTSI) is a global provider of judgmental use of force training simulators and firearms training simulators for the law enforcement, military, educational and commercial markets. The company’s patented technologies, software, and scenarios provide intense training for de-escalation, judgmental use-of-force, marksmanship, and related training that mimics real-world situations. VirTra’s mission is to save and improve lives worldwide through practical and highly effective virtual reality and simulator technology. Learn more about the company at www.VirTra.com.

Investor Relations Contact:

Matt Glover or Jeff Grampp, CFA

Gateway Group, Inc.

VTSI@gatewayir.com

949-574-3860